AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated this 3rd day of April, 2014

BETWEEN:

Hanover Holdings I, LLC

- AND -

Echo Automotive, Inc.

Background

A.

Hanover Holdings I, LLC (“Holder”) and Echo Automotive Inc. (“Company”) completed a transaction involving the Senior Convertible Note (the “Note”) dated January 3rd, 2014 in the Principal amount of $375,000.

B.

The parties desire to amend the Note on the terms and conditions set forth in this Amending Agreement for the Note, and any previous terms and conditions shall hereby be bound by the amendments set forth hereof.

     IN CONSIDERATION OF the Parties agreeing to amend their obligations in the existing Note, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both Parties agree to keep, perform and fulfill the promises, conditions and agreements below:

Amendments

1.	The Agreement is amended as follows in regards to Section 3.b.ii:

a.

“New Conversion Price” means, as of any Conversion Date or other date of determination, the lesser price of i) a 40% discount from the lowest daily Volume Weighted Average Price of Common Stock (the “VWAP”) for the ten (10) trading days pricing to the day that the Holder requests conversion or ii) ”Conversion Price” as stated in the Note.

	b.	All terms, conditions and rights afforded pursuant to the conditions of the Note shall remain in full force and effect.

c.

For purposes of clarity, the failure of the Company to file a registration statement under Section 12 of the Note and per the Registration Rights Agreement (as defined in the Note) is not deemed an “Event of Default” under the Note.

     IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed by an officer thereunto duly authorized, as of the date first written above.

Hanover Holdings I, LLC	Echo Automotive Inc.

___________________________

Joshua Sason	Name: Patrick van den Bossche
Managing Member	Title: COO, Managing Director